UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):
October 31, 2018

CATCHMARK TIMBER TRUST, INC.
(Exact name of registrant as specified in its charter)

Maryland	001-36239	20-3536671
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5 Concourse Parkway, Suite 2325
Atlanta, Georgia 30328
          (Address of principal executive offices, including zip code)

Registrant's telephone number, including area code: (855) 858-9794

Former name or former address, if changed since last report: N/A

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (See General Instruction A.2 below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter). Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01    Entry into a Material Definitive Agreement.
As previously disclosed in the proxy statement for the 2018 annual meeting of stockholders, the Compensation Committee of the Board of Directors (the “Board”) of CatchMark Timber Trust, Inc. (the “Company”) determined to grant long-term equity incentive awards to its executive officers in the form of equity interests in the Company’s operating partnership, CatchMark Timber Operating Partnership, L.P. (“CTOP”), as an alternative to restricted shares of the Company’s common stock or restricted stock units. In furtherance of this determination, on October 31, 2018, the Company, as general partner of CTOP, executed the Second Amended and Restated Agreement of Limited Partnership of CTOP (as amended, the “Partnership Agreement”) with CatchMark LP Holder, LLC, the sole limited partner of CTOP.  The Partnership Agreement, as so amended, added provisions authorizing CTOP to issue a class of partnership interests known as “LTIP Units,” to certain officers, directors and employees of the Company and its subsidiaries. LTIP Units are a class of units structured to qualify as “profits interests” for federal income tax purposes that, subject to certain conditions, including vesting, are convertible by the holder into CTOP common units, which in turn are redeemable into shares of the Company’s common stock at a conversion ratio of one share of common stock per CTOP common unit (the “Conversion Ratio”) or the cash value of such shares, at the Company’s option.

The LTIP Units initially will not have full parity, on a per unit basis, with CTOP common units with respect to liquidating distributions. Upon the occurrence of specified events, the LTIP Units can over time achieve full parity with CTOP common units, at which time vested LTIP Units will be converted into CTOP common units on a one-for-one basis.  Vested LTIP Units that have not achieved full parity with CTOP common units may also convert into CTOP common units on less than a one-for-one basis based on relative capital accounts. The LTIP Units that have been converted into CTOP common units are then redeemable by the holder for shares of the Company’s common stock based on the Conversion Ratio or the cash value of such shares, at the Company’s option. Regular and other non-liquidating distributions will be made by CTOP with respect to unvested LTIP Units as provided in the applicable award agreement for such units.

Item 5.02    Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.
On October 31, 2018, the Board elected Todd P. Reitz, the Company’s Senior Vice President, Forest Resources, as the Company’s principal operating officer. Mr. Reitz, 47, oversees all management operations for the Company’s wholly-owned properties and the property owned by its Dawsonville Bluffs joint venture, which together encompass ownership interests in approximately 526,000 acres of timberlands located in Alabama, Florida, Georgia, Louisiana, North Carolina, Oregon, South Carolina, Tennessee and Texas as of September 30, 2018. Along with the Company’s chief executive officer and chief financial officer, Mr. Reitz also serves on the board of directors of, and manages the Company’s investment in, TexMark Timber Treasury, L.P., the Company’s joint venture with a consortium of institutional investors that owns 1.1 million acres of prime East Texas timberlands. He joined the Company in March 2017 after more than 20 years in the timber industry, working for Weyerhaeuser, Plum Creek and Stone Container Corporation.  He has extensive marketing, harvesting, silviculture and business development experience across the U.S. South from East Texas to Virginia.  From 2016 to 2017, Mr. Reitz was the Atlantic South Regional Marketing Manager for Weyerhaeuser with operational oversite for all log and pulpwood production from East Alabama to Virginia. At Plum Creek, which he joined in 1997, he served as the Director of Export Business from 2013 to 2016 and as Senior Resource Manager from 2005 to 2013. From 1994 to1997 he worked for Stone Container, recruiting new landowners for future procurement and fiber sourcing. Mr. Reitz received a B.S. in Forest Management from Texas A&M University.
Item 8.01    Other Events.
Filed herewith as Exhibit 23.1 is a consent of the Company’s independent registered public accounting firm, Deloitte & Touche LLP, to the incorporation by reference of their report dated March 1, 2018 included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2017 filed on March 1, 2018 (the “2017 Form 10-K”) into the registration statements listed in such consent (the “Revised Consent”). The Revised Consent supersedes and replaces the consent filed as Exhibit 23.1 to the 2017 Form 10-K. The Revised Consent corrects a typographical error and does not change any previously reported financial results of operations or any other disclosure contained in the 2017 Form 10-K.

Item 9.01            Financial Statements and Exhibits

(d) Exhibits:

Exhibit No.	Description of Exhibit
23.1	Consent of Independent Registered Public Accounting Firm

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.

CATCHMARK TIMBER TRUST, INC.

By: /s/ BRIAN M. DAVIS
Brian M. Davis Senior Vice President and Chief Financial Officer
Date: November 5, 2018